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                                                                    EXHIBIT 2.4




                                   MILL ASSET
                           PURCHASE AND SALE AGREEMENT

                                 BY AND BETWEEN

                         PLUM CREEK MANUFACTURING, L.P.

                                   AS SELLER,

                                       AND

                             STIMSON LUMBER COMPANY

                                  AS PURCHASER

                         DATED AS OF SEPTEMBER 27, 1996

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                                   MILL ASSET
                           PURCHASE AND SALE AGREEMENT

         THIS MILL ASSET PURCHASE AND SALE AGREEMENT is made and entered into this 27th day of September, 1996, by and between PLUM CREEK MANUFACTURING, L.P., a Delaware limited partnership ("Seller"), and STIMSON LUMBER COMPANY, an Oregon corporation ("Purchaser").

                                    RECITALS

         A. Purchaser desires to purchase from Seller and Seller desires to sell to Purchaser substantially all of the assets of Seller's Arden, Washington sawmill operations commonly known as the Arden Sawmill.

         B. This transaction is conditioned, among other things, upon the simultaneous closing of a transaction which involves the sale of some of Seller's Washington and Idaho timberlands as described in the Timberland Purchase and Sale Agreement of even date by and between Purchaser and Plum Creek Timber Company, L.P. ("Timberland Agreement").

                                   AGREEMENTS

         For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree:

         1. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

                  (a) "Closing" shall mean the consummation of the transactions contemplated by this Agreement on the Closing Date.

                  (b) "Closing Date" shall mean October 1, 1996 unless such date is extended pursuant to Paragraph 13.3 or 9 or otherwise by agreement of the parties, but in no event later than December 31, 1996.

                  (c) "Mill Manager" shall mean Don Wooten, currently employed by Seller as the Manager of the Mill.

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                  (d) "Environmental Laws" shall mean all applicable federal, state or local laws, rules, regulations, governmental permits or other binding determinations of any governmental authority relating to or addressing the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), the Resource Conservation and Recovery Act, as amended ("RCRA"), the Toxic Substances Control Act, as amended ("TSCA"), the Clean Water Act, as amended ("CWA"), the Clean Air Act, as amended ("CAA"), and the Oil Pollution Act of 1990, as amended ("OPA").

                  (e) "Environmental Liabilities" shall mean all loss and expense related to, associated with, or arising out of the occupancy, ownership, operation, use or control of the Mill Assets incurred or imposed as a requirement of, or arising out of the violation of, any Environmental Law.

                  (f) "Excluded Assets" shall mean all assets listed on SCHEDULE 1(F).

                  (g) "Knowledge" as used in this Agreement shall mean actual current knowledge (as opposed to constructive or imputed knowledge) of the fact or matter in question by John Chopot, Mitchell Leu, the Mill Manager or by the superiors of the Mill Manager which are employed by Seller.

                  (h) "Material" or "materiality" or "materially" as used in this Agreement shall mean a claim, encumbrance or occurrence (including without limitation a breach of warranty or violation by Seller) that could lessen the value of the Mill Assets by, or cause damages of, at least $100,000.

                  (i) "Mill" shall mean the sawmill and all related wood products manufacturing operations of Seller located in Arden, Stevens County, Washington.

                  (j) "Mill Assets" shall mean all of the assets of the Mill, including without limitation,

                           (i)      the Mill Personal Property;
                           (ii)     the Mill Contracts;
                           (iii)    the Mill Real Property;
                           (iv)     the Mill Books and Records;
                           (v)      the Mill Leases;
                           (vi)     the Mill Access Rights and Easements; and
                           (vii)    the Mill Inventory

but shall not include Excluded Assets or the assets that are the subject of the Timberland Agreement.

                  (k) "Mill Access Rights and Easements" shall mean all rights of Seller in and

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to the access rights and easements associated with the Mill, to the extent assignable, including but not limited to access rights and easements as listed in SCHEDULE 1(K), and those additional rights and easements which are obtained in the ordinary course of Seller's business between the date of this Agreement and the Closing Date.

                  (l) "Mill Books and Records" shall mean all of Seller's books and records relating to the operation of the Mill, including without limitation all books and records relating to the purchase of materials, supplies and services, sale of products, customer lists, dealings with customers and invoices and records relating to employees of the Mill, and all data relating to or used in connection with the Mill, including without limitation data relating to Software.

                  (m) "Mill Contracts" shall mean all the contracts, agreements, licenses, and service, maintenance, utility and operating contracts and permits and warranties relating to the Mill, including but not limited to those documents described in SCHEDULE 1(M), excluding those which will expire or be terminated in the ordinary course of Seller's business of the Mill prior to the Closing Date, and those additional contracts of the Mill which are entered into in the ordinary course of Seller's business between the date of this Agreement and the Closing Date and of which Purchaser has been advised pursuant to Paragraph 8.2.

                  (n) "Mill Leases" shall mean the leases of the Mill, including leasehold improvements, listed in SCHEDULE 1(N) excluding those which will expire or be terminated in the ordinary course of the Mill prior to the Closing Date, and those additional leases which are entered into in the ordinary course of Seller's business between the date of this Agreement and the Closing Date and of which Purchaser has been advised pursuant to Paragraph 8.2.

                  (o) "Mill Personal Property" shall mean all of the personal property and assets owned by Seller at the Closing and used primarily in the business of the Mill including but not limited to the property and assets reflected in SCHEDULE 1(O) including all rights arising out of the Mill Contracts and Mill Leases and, to the extent transferable by Seller, all Software, technologies, methods, formulations and data bases used primarily in the Mill or under development for use in the Mill, equipment, tools, furniture, fixtures, motor vehicles, licenses, leasehold improvements, and right to apply for tax incentives, plus all items of a nature customarily carried as assets in the accounts of the Mill in accordance with generally accepted accounting principles, less any items disposed of prior to Closing in the ordinary course of Seller's business.

                  (p) "Mill Inventory" shall mean all logs, work-in-process, supplies, and inventories located on the Mill Real Property at the Closing Date, including those items listed in SCHEDULE 1(P), less any such items disposed of prior to Closing in the ordinary course of Seller's business.

                  (q) "Mill Real Property" shall mean the real property of the Mill listed in SCHEDULE 1(Q), including any structures or improvements thereon.

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                  (r) "Permitted Exceptions" shall include those printed and typewritten exceptions set forth in the preliminary title report for the Mill Real Property which are agreed to prior to Closing by Purchaser and Seller.

                  (s) "Schedules" shall mean the documents specifically marked as schedules and delivered pursuant to this Agreement.

                  (t) "Software" means all administrative, non-proprietary software solely concerning the Mill that operates independent of Seller's mainframe and relates to various administrative functions of the Mill; and all software that is integral and solely related to the operation of production equipment included in the Mill Personal Property and Mill Real Property. "Software" does not include any software program to the extent Seller is prohibited from licensing such program to Purchaser or proprietary software of a type used by or which may be used by Seller in its other timber, forestry or mill operations. Notwithstanding anything herein to the contrary, Seller shall transfer to Purchaser its hand-held lumber inventory devices to permit Purchaser to interface inventory bar code information with Purchaser's inventory software.

         2.       SALE AND PURCHASE; PURCHASE PRICE.

                  2.1 BASE PRICE. At the Closing, Seller will sell and Purchaser will purchase the Mill Assets, and Purchaser will assume the Mill Contracts, the Mill Access Rights and Easements, and the Mill Leases. The base purchase price for the Mill Assets, excluding the Mill Inventory discussed in Paragraph 2.2, shall be FIVE MILLION DOLLARS ($5,000,000) less $110,000 for hog fuel boiler ESP plate replacement ("Base Price"). Except for the Mill Leases, Mill Access Rights and Easements and Mill Contracts, and except as otherwise provided in this Agreement, Purchaser shall not assume or be responsible for any liabilities or obligations of the Mill or Seller, which have accrued prior to the Closing Date.

                  2.2 MILL INVENTORY. At the Closing, the Base Price shall be increased by an estimate equal to the total value of the Mill Inventory existing on the last day of the month immediately preceding the Closing Date, determined by Seller's book value. Log and lumber volumes shall be based on inventories as of the end of September 1996. Log valuations shall be based on actual cost for September 1996 deliveries. Lumber valuations shall be based on September weighted average cost for the month as consistently applied in Seller's general ledger.

                  2.3      CLOSING PAYMENTS; POST-CLOSING ADJUSTMENT.

                           (a) Closing Payments. On the Closing Date, and
subject to the prorations and adjustments as herein described, Purchaser shall pay to Seller the Base Price and the amount payable for the estimated Mill Inventory value as determined pursuant to Paragraph 2.2 in cash, by wire transfer in immediately available federal funds, to the escrow established at Transnation Title Insurance Company, 1200 Sixth Avenue, Seattle, Washington 98101, or at

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such other place as Seller may direct.

                           (b) Post-Closing Adjustment. Upon Closing, Seller
shall conduct a physical count of the Inventory which count shall be observed by Purchaser or its outside accountants. Within fifteen (15) days following Closing, Purchaser and Seller shall confirm the value of the Mill Inventory as of the Closing Date ("Closing Date Inventory") based upon the physical count, an analysis of the Mill Books and Records, consistently applied, and in accordance with the Inventory Valuation Procedures as set forth in Schedule 2.3(b). To the extent an adjustment is mutually determined necessary, the appropriate party shall remit to the other the agreed upon amount. In the event of a dispute regarding the quantity or value of the Closing Date Inventory, the determination thereof shall be made by an independent auditor mutually acceptable to both parties, whose decision shall be final and binding. Seller and Purchaser shall share equally the costs of the audit.

                  2.4 PURCHASE PRICE ALLOCATION. The parties shall allocate the Purchase Price among the Mill Assets in accordance with Section 1060 of the Internal Revenue Code and shall cooperate with each other and provide such information as may be requested in connection with the preparation of the allocation. The parties shall report the federal, state and local tax consequences of the purchase and sale contemplated hereby (including the filing of IRS Form 8594) in a manner consistent with such allocation.

         3. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Purchaser that except as disclosed in a Schedule:

                  3.1 ORGANIZATION. Seller is a limited partnership duly organized and validly existing under the laws of the State of Delaware.

                  3.2 GOOD STANDING. Seller is qualified to do business in the State of Washington.

                  3.3 POWER AND AUTHORITY FOR TRANSACTION. Seller has the power and authority to execute, deliver and perform this Agreement and the transactions contemplated herein in accordance with the terms hereof.

                  3.4 AUTHORIZATION. Subject to obtaining the consents, approvals and authorizations described in Paragraph 13.2, the execution and delivery by Seller of this Agreement and the due consummation of the transactions contemplated herein have been duly and validly authorized by all necessary partnership action on the part of Seller and this Agreement constitutes a valid and legally binding agreement of Seller.

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                  3.5 NO VIOLATION OR CONFLICTS. Subject to obtaining the
consents and approvals described in Paragraph 13.2, neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated herein (i) constitute a violation of Seller's certificate of limited partnership or limited partnership agreement; or (ii) result in the breach of or the imposition of any lien on any Mill Assets pursuant to, or constitute a default under, any indenture or bank loan or credit agreement or other agreement or instrument to which Seller is a party or by which it or its property may be bound or affected. Except for consents or approvals which will have been obtained or actions which will have been taken on or prior to the Closing Date, and except for consents, approvals, authorizations or actions described in Paragraphs 9, 13.2 or 15.3, no consent, approval, authorization or action by any governmental authority, or any person having legal rights against or jurisdiction over Seller, is required in connection with the execution and delivery by Seller of this Agreement or the consummation by Seller of the transactions contemplated herein, except as set forth on SCHEDULE 3.5.

                  3.6 MARKETABLE TITLE. Subject to Permitted Exceptions and the provisions of Paragraph 15.3, Seller has good and marketable title to the Mill Assets, and at Closing such assets will be free and clear of all liens, security interests, charges and encumbrances.

                  3.7 DELIVERY OF SCHEDULES. Seller has delivered to Purchaser herewith, or will deliver as soon as practicable, the following Schedules (as well as the other Schedules referred to in this Agreement):

                           (a) SCHEDULE 3.7(A), which contains the names,
current annual salary rates and 1995 bonuses of all present employees of the Mill who received during the year 1995 $60,000 or more in aggregate compensation, whether in salary, bonus or otherwise;

                           (b) SCHEDULE 3.7(B), which contains a complete list
of all employee benefit plans, whether formal or informal, and whether covering one person or more than one person, sponsored, maintained or contributed to by Seller for the Mill employees; and

                           (c) SCHEDULE 3.7(C), which lists all insurance
policies in force with respect to the Mill.

                  3.8 NO DEFAULTS. To the knowledge of Seller, the Mill Contracts, Mill Access Rights and Easements, and Mill Leases are valid and in full force and effect. Neither Seller nor, to Seller's knowledge, any other party thereto has breached any material provision of, or is in default in any material respect under, the terms of any of the Mill Contracts, Mill Access Rights and Easements or Mill Leases.

                  3.9 CONDEMNATION PROCEEDINGS. Subject to Paragraph 12.6, no condemnation proceeding is pending or, to the knowledge of Seller, threatened which would materially preclude or impair the use of the Mill Real Property for the purposes for which such

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property is currently used.

                  3.10 ENVIRONMENTAL MATTERS. To Seller's knowledge, except as set forth on SCHEDULE 3.10 and in the environmental reports identified on
SCHEDULE 3.10:

                           (a) Seller has obtained and maintained or has
applications pending for all permits, licenses and other authorizations required under Environmental Laws necessary for the operation of the Mill where such failure to obtain, maintain or have applications pending for such permits, licenses and other authorizations would have a material adverse effect;

                           (b) Seller is currently conducting the operation of
the Mill in compliance in all material respects with all applicable Environmental Laws and the terms or conditions of any permits, licenses or authorizations issued under any Environmental Law applicable to the conduct of the Mill by the Seller;

                           (c) There are no material pending or threatened civil
or criminal actions, notices of violation or administrative proceedings relating to or arising under any Environmental Laws relating to the Mill; and

                           (d) There are no underground storage tanks on the
Mill Real Property. Subject to Seller's warranty set forth in this Paragraph 3.10, the liability for which Seller remains responsible pursuant to the terms of this Agreement, Purchaser releases Seller from all costs, losses, liabilities, obligations and claims, of any nature whatsoever, known and unknown, that Purchaser may have against Seller or that may arise after the date of Closing based in whole or in part upon (i) Seller's failure to comply with Environmental Laws applicable to the Mill Real Property; or (ii) the presence, release or disposal of any hazardous substance, solid waste, or any other environmental contamination on, within, or from the Mill Real Property before, as of, or after the date of Closing. The above-referenced release does not cover or apply to any statutory or common law claim for contribution or indemnity that may arise to the extent Purchaser suffers any liabilities or obligations from future claims of any governmental agency arising out of (i) or (ii) above. As used herein, the terms "hazardous substance" and "release" (as it relates to the release of hazardous substances as opposed to the release of claims) have the meanings specified in CERCLA and the terms "solid waste" and "disposal" (or "disposed") have the meanings specified in RCRA. If either CERCLA or RCRA is amended to broaden the meaning of any term defined thereby, the broader meaning shall apply to this Paragraph 3.10 after the effective date of the amendment. Moreover, to the extent that Washington law establishes a meaning for "hazardous substance," "release," "solid waste," or "disposal" that is broader than that specified in either CERCLA or RCRA, the broader meaning shall apply.

                  3.11 LICENSES, FRANCHISES, PERMITS, ETC. To the knowledge of Seller and except as may be set forth on SCHEDULE 3.11, and excepting environmental permits and licenses which are disclosed pursuant to Paragraph
3.10 hereof, Seller owns, holds, or possesses all governmental licenses, franchises, permits, privileges, immunities, approvals, and other authorizations that are necessary to entitle it to carry on and conduct the business of the Mill as

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currently conducted (herein collectively called "Governmental Permits"), except for such Governmental Permits as to which the failure to so own, hold, or possess would not have a material effect on the operation or the business of the Mill. To the knowledge of Seller, and except as may be set forth on SCHEDULE 3.11, (a) Seller has fulfilled and performed in all material respects its obligations under each of such Governmental Permits; and (b) no event has occurred or condition or state of facts exists that constitutes or, after notice or lapse of time or both, would constitute a material breach or default under any such Governmental Permit. To the knowledge of Seller, no written notice of cancellation, of default, or of any material dispute concerning any such Governmental Permit, or of any event, condition, or state of facts described in clause (b) of the preceding sentence, has been received by Seller, and, to the knowledge of Seller, there is no proceeding pending or threatened to revoke, modify, or otherwise deny renewal of any such Governmental Permit. To the knowledge of Seller, except as set forth in SCHEDULE 3.11, each of such Governmental Permits is valid and in full force and effect.

                  3.12 SUITS, ACTIONS OR PROCEEDINGS. Except as disclosed in
SCHEDULE 3.12, to the knowledge of Seller, there is (i) no court or administrative judgment or order which materially affects the business or operations of the Mill; and (ii) no legal, administrative or other suit, action, proceeding or arbitration, or governmental investigation pending or threatened which would reasonably be expected to materially affect the business or operations of the Mill. Except as set forth in Paragraph 9, Seller has no knowledge of any suit, action, arbitration or other proceeding pending before any court or governmental agency, which may result in the restraint or prohibition of the consummation of the transactions contemplated by this Agreement.

                  3.13 OPERATION OF MILL. Since July 1, 1996, the Mill has been operated only in the ordinary course of Seller's business.

                  3.14 BROKER FEES. Seller has not employed any broker, agent or finder, or incurred any liability for any brokerage fees, agents' commissions or finders' fees, in connection with the transactions contemplated herein.

                  3.15 COMPLIANCE. Except as disclosed on SCHEDULE 3.15, to Seller's knowledge, Seller has not received notification from any third party, including but not limited to any governmental agency alleging that the Mill Real Property is not in compliance with applicable laws (other than Environmental Laws which are covered in Paragraph 3.10). Seller has no knowledge of any such violations relating to the Mill Real Property or its operation thereof.

                  3.16 INVENTORY. To Seller's knowledge, all Closing Date Inventory (other than work in process) will be of good and merchantable quality and will consist substantially of a quality, quantity and condition usable or salable in the ordinary course of Seller's business.

                  3.17 MILL PERSONAL PROPERTY. There have been no deletions of Mill personal property from the Schedule dated December 31, 1995 previously provided to Purchaser except in

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the ordinary course of Seller's business.

         4. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Seller that:

                  4.1 INCORPORATION AND CORPORATE POWER. Purchaser is a corporation duly incorporated, and validly existing under the laws of the State of Oregon, and has the corporate power to enter into this Agreement and to carry out the transactions contemplated herein in accordance with the terms hereof.

                  4.2. AUTHORIZATION; NO VIOLATION OR CONFLICTS. The execution and delivery of this Agreement by Purchaser and the due consummation of the transactions contemplated herein, subject to obtaining the approval described in Paragraph 12.7, have been duly and validly authorized by all necessary corporate action on the part of Purchaser, and this Agreement constitutes a valid and legally binding agreement of Purchaser. Neither the execution and delivery of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated herein constitute a violation of Purchaser's Certificate of Incorporation or Bylaws, or result in the breach of, or the imposition of any lien on any assets of Purchaser pursuant to, or constitute a default under, any indenture or bank loan or credit agreement, or other agreement or instrument to which Purchaser is a party or by which it or any of its properties may be bound or affected. Except for the approvals described in Paragraphs 9 and 12.7 and except for consents, approvals, or authorizations which will have been obtained or actions which will have been taken on or prior to the Closing Date, no consent, approval, authorization or action by any governmental authority or any person having legal rights against or jurisdiction over Purchaser is required in connection with the execution and delivery by Purchaser of this Agreement or for consummation by Purchaser of the transactions contemplated herein, except as may be set forth ON SCHEDULE 4.2 hereto.

                  4.3 BROKER FEES. Purchaser has not employed any broker, agent or finder, or incurred any liability for any brokerage fees, agents' commissions or finders' fees, in connection with the transactions contemplated herein.

                  4.4 FINANCING. Purchaser has access to the funds or financing necessary to consummate the transactions contemplated by this Agreement.

                  4.5 SUITS, ACTIONS OR PROCEEDINGS. Except as set forth in Paragraph 9, Purchaser has no knowledge of any suit, action, arbitration or other proceeding pending before any court or governmental agency, which may result in the restraint or prohibition of the consummation of the transactions contemplated by this Agreement.

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         5.       SURVIVAL; CUSHION AGAINST CLAIMS.

                  5.1 SURVIVAL. The respective representations and warranties of Seller and of Purchaser contained herein or in any Schedule, certificate or other instrument delivered by or on behalf of such party pursuant to this Agreement, including the environmental matters set forth in Paragraph 3.10, shall survive the Closing for a period of eighteen (18) months and thereafter shall expire and terminate, and each party shall be forever released from liability to the other except as to matters for which notice has been given by a party of the inaccuracy or breach of any representation or warranty on or prior to such termination date.

                  5.2 CUSHION AGAINST CLAIMS. In the event of any claim by Purchaser against Seller under Paragraph 3 or 11.1 (a)(i) or (a)(ii) of this Agreement, no amount shall be owing by Seller unless and until the amount of damage, loss or expense incurred by Purchaser exceeds $100,000 in the aggregate for all claims ("Cushion"), and Seller shall be obligated only with respect to such excess. The aggregate amount paid or payable by the Seller pursuant to claims made under Paragraph 3 or Paragraph 11.1(a)(i) or (ii) of this Agreement shall not exceed $3,000,000. Notwithstanding anything herein to the contrary, the Cushion shall not apply to (i) any representations or warranties described in Paragraph 3 which are qualified by a "materiality," "materially," or "material" threshold, or (ii) Paragraph 11.1(a)(ii)(w), (x), (y) or (z).

         6. LIMITATION OF WARRANTIES - AS IS CLAUSE. Except for the express warranties made in Paragraph 3, Purchaser accepts the Mill Assets "AS IS, WHERE IS" and "WITH ALL FAULTS" in their present condition based solely upon Purchaser's own inspection and determination as to value and not based upon any expressed or implied representation or warranty by Seller, and Seller makes no warranty regarding the suitability of the Mill Assets for Purchaser's intended use and expressly disclaims any warranties of merchantability or fitness for a particular purpose with respect to the Mill Assets. In addition, with respect to the Mill Real Property, Seller makes no warranty with regard to the quantity, quality, acreage, value or zoning of such assets or any part or portion thereof.

         7.       ACCESS AND CONFIDENTIALITY.

                  7.1 ACCESS. Purchaser may, prior to the Closing Date, through its employees, agents and representatives, including Purchaser's lenders, make or cause to be made such investigation of the business of the Mill and the Mill Assets as it deems necessary or advisable. Seller agrees to permit Purchaser and its employees, agents and representatives to have full access, on reasonable notice, to the books and records and premises of the Mill, and the officers of Seller will make available such financial and operating data and other information with respect to the business and properties of the Mill as Purchaser shall from time to time reasonably request. Purchaser shall conduct its review in a manner which does not interfere with the operations of Seller's business. Seller shall provide to Purchaser copies of a preliminary title commitment covering the Mill Real Property, copies of all exception documents referred to in such title

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commitment, schedules and copies of all contracts, leases and permits relating to the Mill which are to be assumed by Purchaser, a schedule of all easement and access rights, all environmental site assessments or other documents related to the environmental condition of the Mill and all other materials reasonably requested by Purchaser within the Seller's possession.

                  7.2 CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS; RETURN OF INFORMATION.

                           (a) Neither Seller nor Purchaser shall disclose the
content or substance of this Agreement to any individual, firm, partnership, corporation, entity, governmental authority, or other party except advisors, agents, lenders, and representatives assisting each respective party in connection with this transaction, until such disclosure is agreed upon in writing and then only to accomplish the consents and approvals required hereunder;

                           (b) No press releases or other public statements
concerning this Agreement or the transactions contemplated hereby shall be made by either party without the prior written approval of the other;

                           (c) Each party hereto, its representatives, agents
and employees shall hold in strict confidence and shall not use or disclose to any person or organization any information or data concerning this Agreement or the transaction contemplated hereby except to the extent that (i) said information has been published or constitutes a matter of public knowledge or record; (ii) such disclosure is reasonably necessary for communications with and reporting to the Board of Directors or other governing body of either party or reasonably appears to be required by a governmental agency having jurisdiction over the parties; (iii) such information is necessary in connection with any suit brought to enforce the obligations of any party hereunder; or (iv) if based upon the legal opinion of counsel for the disclosing party, that such counsel reasonably believes that disclosure is necessary or desirable to avoid conflict with or violation of any applicable law, rule, or regulation; and

                           (d) In the event of termination of this Agreement for
whatever reason, Purchaser will return all originals and copies of documents, work papers and other material obtained hereunder, whether obtained before or after the execution hereof (subject to retention of true copies for litigation purposes as applicable), and Purchaser agrees that it will not disclose or divulge any such information to any other person without Seller's written consent, and will use its best efforts to keep any information so obtained confidential; provided, however (i) that Purchaser may disclose this information to its employees, attorneys, accountants and prospective lenders who need to know such information in connection with this transaction and who have been informed of Purchaser's obligation to maintain the information as confidential; and (ii) that Purchaser shall not be obligated to treat as confidential any information which was known to it at the time of disclosure or which becomes publicly known or available thereafter or is rightfully received by Purchaser from a third party.

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         8.       CONDUCT OF PARTIES PENDING THE CLOSING.

                  8.1 OPERATIONS PENDING CLOSING. Seller agrees that from the date hereof to the Closing Date:

                           (a) It will maintain all of the Mill Assets in
customary repair, order and condition, reasonable wear, tear and use and damage by fire or unavoidable casualty excepted.

                           (b) It will not:

                                    (i) grant any salary increase to any
employee of the Mill; or

                                    (ii) enter into or amend or alter materially
any bonus, incentive compensation, deferred compensation, retirement, pension, savings, group insurance, death benefit or other fringe benefit plan, trust agreement or arrangement affecting employees of the Mill generally.

                           (c) Except for taxes contested in good faith, it will
pay all ad valorem and other taxes upon the properties and business of the Mill as they become due.

                           (d) It will not enter into or assume any material
contract, agreement, obligation, lease, license or commitment relating to the Mill, except in the ordinary course of Seller's business or as contemplated by this Agreement.

                           (e) It will not knowingly do, or omit to do, any act
which will cause a material breach of any material contract, governmental permit, commitment or obligation of the Mill.

                           (f) It will not amend, terminate or waive any
material right of substantial value relating to the Mill except in the ordinary course of Seller's business.

                           (g) It will maintain insurance on the Mill Assets in
the same manner and to the same extent as such insurance has been maintained with respect to the Mill Assets prior to the date hereof.

                           (h) It will comply, in all material respects, with
all applicable laws and will diligently work on compliance as to those laws under which the Mill business is not in compliance and which have been disclosed to Purchaser under or pursuant to this Agreement.

                  8.2 DISCLOSURE BY SELLER. Prior to Closing, Seller will have disclosed to Purchaser all material Mill Contracts and Mill Leases known to it, which Mill Contracts and Mill Leases will be assumed by Purchaser.

         9. HART-SCOTT-RODINO FILING. Prior to the date of this Agreement, Purchaser and Seller have made appropriate filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and have sought and will continue to seek expedited review by the examining agency. Seller and Purchaser shall expeditiously attempt to resolve any issues that may arise in connection therewith. The Closing Date as provided in Paragraph 1(b) shall be extended, if necessary not more than ten (10) days after all applicable waiting periods or extensions under the HSR Act shall have expired without any indication by the Department of Justice or the Federal Trade Commission that either of them intends to challenge the sale contemplated hereby. If all such waiting periods shall not have expired on or before December 31, 1996, then either party shall be entitled to terminate this Agreement without any further liability to the other. Each party shall pay its requisite filing fee, if any, and all costs and expenses relating to such party's compliance with the terms of this paragraph.

         10.      EMPLOYEES AND BENEFIT PLANS.

                  10.1 TERMINATION AND REHIRING OF EMPLOYEES.

                           (a) On and as of the Closing Date, Seller will take
all action necessary to terminate its Mill employees and shall pay such employees all accrued employment related financial obligations due to them through the close of business on the Closing Date except as otherwise provided in this Paragraph 10. Seller has delivered to Purchaser a list of all employees who are currently on Seller's employment roll employed in the operation of the Mill, other than those employees who are on long-term disability (the "Business Employees"), as of the most recent date for which such information is reasonably available. Purchaser may (i) submit employment applications to Business Employees any time after mutual execution of the Agreement; and (ii) conduct drug testing of Business Employees no sooner than five (5) days prior to Closing; provided that such drug testing shall not unreasonably interfere with Seller's operations at the Mill. Purchaser shall extend written offers of employment to all Business Employees conditioned upon reasonable satisfaction of Purchaser's standard drug testing procedure, other than those Business Employees identified to Seller by Purchaser in writing within five (5) days of the date hereof (such Business Employees to whom Purchaser is to extend such conditional offers of employment are referred to as the "Current Employees," and such Business Employees to whom Purchaser will not extend such conditional offers of employment are referred to as the "Excluded Employees"). The number of Excluded Employees identified by Purchaser pursuant to this Paragraph 10.1 and pursuant to Paragraph 12.1 of the Timberland Agreement shall not exceed 10 in the aggregate; provided that Purchaser shall not be obligated to hire Current Employees that fail to reasonably satisfy Purchaser's standard drug testing procedure. Purchaser shall identify those Current Employees that failed to satisfy drug tests and provide to Seller copies of any drug test results requested by Seller. Notwithstanding anything herein to the contrary, the aggregate number of Excluded Employees and Current Employees that are not hired as a result of drug test failure pursuant to this Agreement or the Timberland Agreement shall not exceed 49. Each such offer of employment by Purchaser to Current Employees shall (i) be effective subject to and as of the first day following Closing; (ii) provide for employment at the location of the Mill; (iii) be at a salary or hourly wage rate, as applicable, that is at least equal to the salary or hourly wage rate of similarly situated employees of Purchaser at its Forest Grove, Oregon operations; (iv) provide for employee benefits that are equivalent to the employee benefits of similarly situated employees of Purchaser at its Forest Grove, Oregon operations; and (v) be for a position that is substantially similar to the Current Employee's present position with Seller. Those Current Employees who accept such offers of employment with Purchaser are referred to herein as the "Transitioning Employees," and those Current Employees who do not accept such offers of employment, together with the Excluded Employees, are referred to herein as the "Nontransitioning Employees."

                           (b) Effective the first day after the Closing,
Purchaser shall assume and become solely responsible for any and all liabilities in respect to the Transitioning Employees relating to or arising in connection with any actual or constructive termination of any such Transitioning Employee's employment with Purchaser after the Closing, including, without limitation, any and all such liabilities relating to the claims of any such Transitioning Employees for any severance compensation or benefits. Purchaser agrees that in the event Purchaser terminates any Transitioning Employee without cause within twelve months from Closing, Purchaser shall pay to such Transitioning Employee any and all benefits payable to such Transitioning Employee pursuant to Seller's severance policies in existence as of Closing. Any and all liabilities for accrued but unpaid vacation days for services rendered by the Transitioning Employees prior to and as of Closing shall be allocated between Seller and Purchaser in an equitable manner prior to Closing. Each Transitioning Employee will be credited with his or her years of employment service with Seller for purposes of determining the number of vacation days available to him or her as an employee of Purchaser.

                           (c) From and after the Closing, Seller shall remain
solely responsible for any and all liabilities with respect to the Nontransitioning Employees for all claims arising (whether made on or after Closing) on or before the Closing, including but not limited to liabilities arising under the Worker Adjustment and Retraining Notification Act of 1990 or COBRA. From and after the Closing, Seller shall remain solely responsible for
(i) disability benefits payable under any plan that is a disability benefit plan in respect of those employees of Seller employed in the operation of the Mill who, on the Closing Date, are on long term disability status and entitled to benefits under such plans and (ii) post-retirement health and life insurance benefits payable under the terms of any plan that provides such post-retirement benefits in respect of those former employees of Seller who, on the Closing Date, are receiving such post-retirement benefits under such plan.

                  10.2 EMPLOYEE ERISA AND 401 PLANS GENERALLY. Effective as of the first day after the Closing Date, Purchaser shall amend any existing plan established pursuant to the

Employee Retirement Income Security Act of 1974 or Section 401 of the Internal Revenue Code, including but not limited to the Timber Operators' Council Retirement Plan, defined contribution plans and "401-k" plans, to provide for
(i) the immediate participation of the Transitioning Employees in each such plan on the same basis as Purchaser's similarly situated employees at Purchaser's Forest Grove, Oregon operations are then eligible to participate; and (ii) to the extent permissible under applicable law and within the control of Purchaser, the recognition under each such plan of all service of the Transitioning Employees with Seller completed prior to and as of the Closing, for purposes of eligibility to participate, vesting and credited service (excluding the Timber Operators' Council Retirement Plan).

                  10.3 WELFARE PLANS. Effective from and after the first day after Closing, Purchaser shall cause each Transitioning Employee and his or her eligible dependents to become eligible to participate immediately in each employee welfare benefit plan (as such term is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974) maintained, as of the Closing Date, by Purchaser and each other benefit arrangement maintained by Purchaser for the benefit of similarly situated employees of Purchaser at Purchaser's Forest Grove, Oregon operations ("Welfare Plans"). In connection therewith, Purchaser shall cause each Welfare Plan to (i) recognize the 1996 co-payments and deductible expenses of the Transitioning Employees and their eligible dependents incurred under those plans that are health benefit plans and (ii) waive all pre-existing condition exclusions and limitations of the Transitioning Employees and their eligible dependents. From and after the Closing, Seller shall remain solely responsible for liabilities for claims of the Transitioning Employees and their eligible dependents incurred prior to the Closing Date under those plans that are health, disability, accident or life insurance plans and Purchaser shall be solely responsible for all such liabilities for claims incurred by any Transitioning Employee and his or her eligible dependents after the Closing Date. For the purposes of this Paragraph 10.3, a claim for health benefits shall be deemed to have been incurred when the services that are the subject of such claim are rendered and a claim for disability, accident or life insurance shall be deemed to have been incurred when the last event giving rise to such claim occurs. Purchaser and Seller shall cooperate in ensuring that welfare benefit coverage for Transitioning Employees and their eligible dependents on and prior to the Closing is coordinated with such coverage provided after the Closing.

                  10.4 WORKER'S COMPENSATION. From and after the Closing, (i) Seller shall remain solely responsible for all worker's compensation claims of any Transitioning Employee that relate to any accident that occurred or injury that was documented prior to the Closing, regardless of whether such claim is filed by such Transitioning Employee before or after the Closing and (ii) Purchaser shall assume and become solely responsible for all other worker's compensation claims of any Transitioning Employee.

         11.      INDEMNIFICATION.

                  11.1 INDEMNIFICATION BY SELLER.

                           (a) Subject to the provisions of Paragraphs 5.1, 5.2
and this paragraph 11.1, Seller shall indemnify Purchaser and hold it harmless from any claim, damage, liability, loss, cost, deficiency, judgment or expense (reference to "expense" shall include, without limitation, reasonable attorneys' fees and other costs and expenses incident to any actions, suits, proceedings or investigations or the defense of any claims, whether prior to or at trial or in appellate proceedings), arising out of, resulting from or relating to the following:

                                    (i) any breach by Seller of any of its
representations, warranties, covenants or agreements made in or pursuant to this Agreement or the attachments, exhibits or Schedules hereto; and

                                    (ii) any claims by governmental entities or
any fines or penalties imposed by governmental entities against Purchaser for Environmental Liabilities arising out of the operation or ownership of the Mill Assets by Seller before the Closing Date, including but not limited to (w) disposal of the three out of service PCB-containing capacitors currently at the Mill; (x) bringing the discharge of industrial process water, from processes occurring at or before the Closing Date, into compliance with the Clean Water Act, including, but not limited to, obtaining an NPDES permit for such discharges, and filtering and routing discharges from the sawmill compressor room into the process water mixing chamber west of the boiler; (y) violations of Paragraph S3.A of NPDES storm water permit No. S03-000194, which states "Discharges to a storm sewer or surface water of process waste water, domestic waste water or non-contact cooling water not covered by a NPDES permit are prohibited"; or (z) paying any fines or penalties, if any, assessed by any governmental agency as a result of Seller's operation of the hog fuel boiler prior to the Closing Date which is not in compliance with the CAA or the Title V Air Operating Permit No. DE96AQ-E1200. Seller's liability to Purchaser under this Paragraph 11(a)(ii) for Environmental Liabilities arising out of the operation or ownership of the Mill Assets by Seller before the Closing Date shall continue for 36 months following the Closing Date. Notwithstanding anything herein to the contrary, Seller shall not be obligated to make any capital improvements, maintenance or repairs to or of the hog fuel boiler to satisfy the CAA or the Title V Air Operating Permit No. DE96AQ-E1200 other than to pay for the costs of replacement of the hog fuel boiler ESP plates as described in Section 2.1. Purchaser shall be responsible for any fines or penalties assessed by any governmental agency as a result of Purchaser's operation of the hog fuel boiler after the Closing Date.

                           (b) During the period of the indemnity afforded
Purchaser under this Paragraph 11.1, Seller and its permitted assigns ("Assigns") may upon notice to Purchaser and obtaining Purchaser's permission, which shall not unreasonably be withheld, inspect the Mill Real Property at reasonable times and intervals and, at Seller's or its Assign's own expense, use such qualified and reputable experts as either deems appropriate to conduct any such inspections and tests which are deemed by such experts to be warranted. Purchaser will promptly notify Seller or its Assigns within ten days of Purchaser's receipt of written notice of any proposed, threatened or final determination by a governmental entity that there exists the presence of any toxic, hazardous, industrial or chemical waste, substance or contaminate (herein for the remainder of this Paragraph 11.1 "Contaminate" or "Contamination") in, on or under any part of the Mill Real Property at any time from and after the Closing Date. Seller and its Assigns will provide Purchaser with copies of all reports generated by its experts with respect to the Mill Real Property and Purchaser will provide Seller with any written report it has received with respect to any such Contamination and afford Seller and its Assigns and their chosen experts an opportunity to meet and discuss the report or any findings with its author. Purchaser will also afford Seller and its Assigns the opportunity, at Seller's or its Assign's expense, to have Seller's or its Assign's experts conduct such additional investigations or tests which are deemed by such experts to be warranted and Purchaser will instruct any expert it has retained to meet with Seller's or its Assign's expert and thereafter issue, in writing and to the extent possible, a joint determination detailing the involved Contaminate, the extent of the Contamination and the experts' opinions as to when the Contamination occurred with specific reference to dates prior to or after the Closing Date. Promptly after the issuance of such joint determination or upon notice that the parties' experts cannot agree on the terms of such a joint determination, Seller and its Assigns and Purchaser will meet and in good faith and acting reasonably, attempt to determine the responsibility for the subject Contamination.

                           (c) Seller and its Assigns shall retain the first
right to undertake the clean-up of any Contamination which is determined to be the responsibility of Seller and not the responsibility of Purchaser. Any clean-up activities so undertaken by Seller or its Assigns will be performed in compliance with and as required by applicable law, with all reasonable efforts to minimize or avoid any disruption of Purchaser's conduct of Mill business.

                           (d) Purchaser and Seller agree not to disclose to any
third party (other than legal counsel and expert consultants specifically engaged to prepare or review such reports who shall be advised of and be bound by the terms of this non-disclosure provision) any reports or any part thereof, except with the prior written consent of the other party or pursuant to valid legal process or as otherwise required by applicable law. Purchaser and Seller agree immediately to notify each other in the event that a demand is made upon such party for disclosure pursuant to legal process or as otherwise required by applicable law. It is further agreed by the parties that each will be given the opportunity to review and comment on the draft reports prepared by their respective experts prior to finalization.

                           (e) Seller shall have the right and responsibility of
defending, remedying, compromising, and settling any Environmental Liability for which it is responsible and shall have the right to employ and control its own counsel, consultants, and contractors in connection therewith. Seller shall have full control over any actions (including, without limitation, any remedial action, negotiation or litigation) in connection with any such Environmental Liability; provided, that (a) if a remedial or other action proposed to be taken by

Seller in settlement of the Environmental Liability would materially and adversely affect Purchaser's operations at the Mill Real Property, such action shall not be taken without the prior written consent of the Purchaser (which consent shall not unreasonably be withheld); (b) Seller shall only settle or compromise any such Environmental Liability if Seller has the consent of Purchaser (which consent shall not unreasonably be withheld); and (c) in the event Purchaser shall refuse to consent to the taking of any remedial or other action in respect of, or the compromise or settlement of, any such Environmental Liability, Purchaser may elect to take over the defense or remediation of such Environmental Liability and, in such case, the liability of Seller for indemnification with respect to such Environmental Liability shall not exceed the amount for which the Environmental Liability could have been settled.

                           (f) Seller's obligations with respect to an
Environmental Liability for which it is responsible shall include the taking of such reasonable actions as are necessary under the circumstances giving rise to such Environmental Liability, including compliance with all laws applicable at the time Seller's remedial actions are taken; and Seller shall not be liable for any violations of Environmental Laws or obligations imposed as a requirement of Environmental Laws, to the extent resulting from action taken or omitted by Purchaser on or after the Closing Date.

                  11.2 INDEMNIFICATION BY PURCHASER. Subject to the provisions of Paragraph 5.1 and this Paragraph 11.2, Purchaser shall indemnify Seller and hold it harmless from any claim, damage, liability, loss, cost, deficiency, judgment or expense (reference to "expense" shall include, without limitation, reasonable attorneys' fees and other costs and expenses incident to any actions, suits, proceedings or investigations or the defense of any claims, whether prior to or at trial or in appellate proceedings), arising out of, resulting from or relating to the following:

                           (a) any material breach by Purchaser of any of its
representations, warranties, covenants or agreements made in or pursuant to this Agreement or the attachments, exhibits or Schedules hereto;

                           (b) any claims by third parties, including but not
limited to governmental entities, or any fines or penalties for violations of law and obligations imposed by law, including but not limited to any Environmental Laws and any Environmental Liabilities, arising out of the operation or ownership of the Mill Assets by Purchaser after the Closing Date;

                           (c) any damage to Seller's property or claims by
third parties arising out of activities of Purchaser or its invitees, agents or contractors in performing tests on or inspections of the Mill Assets prior to Closing; and

                           (d) any acts, omissions, events or circumstances on
or in connection with the operation, condition or ownership of the Mill Assets occurring on or after the Closing Date, including, without limitation, any environmental condition first occurring after the Closing Date on or about the Mill Real Property; provided, however, that such indemnification shall not apply to the extent that any such liability arises from any acts or omissions of Seller.

         12. CONDITIONS TO PURCHASER'S OBLIGATIONS. The obligations of Purchaser to perform this Agreement are subject to the satisfaction, in all material respects on or before the Closing Date, of each of the following conditions and any other conditions to Purchaser's obligations hereunder specified elsewhere in this Agreement, unless waived in writing by Purchaser in its sole discretion:

                  12.1 SIMULTANEOUS CLOSING. There being a simultaneous closing under the Timberland Agreement.

                  12.2 MATERIAL INACCURACIES. Seller's representations and warranties shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date and Seller shall deliver a certificate to that effect at Closing.

                  12.3 PERFORMANCE OF OBLIGATIONS. Seller shall have performed all obligations required to be performed by it prior to the Closing Date under this Agreement.

                  12.4 TITLE INSURANCE POLICY. At Seller's expense, Purchaser shall have received a binding commitment from a recognized title insurance company for the issuance of a standard coverage owner's policy or policies of title insurance insuring Purchaser's fee simple title to the Mill Real Property subject to the Permitted Exceptions.

                  12.5 SUITS, ACTIONS OR PROCEEDINGS. No suit, action, arbitration or other proceeding shall be pending before any court or governmental agency, which may result in the restraint or prohibition of the consummation of the transactions contemplated by this Agreement, and all governmental and regulatory approvals and clearances which are required to consummate such transactions shall have been obtained.

                  12.6 CASUALTY, LOSS OR CONDEMNATION. The Mill Assets shall not have become subject, subsequent to the date of this Agreement, to physical damage by fire, flood, windstorm, earthquake or other similar occurrence, or to any condemnation proceeding, which causes at least twenty-five percent (25%) of the Mill to be inoperable. If Purchaser elects to waive the condition set forth in this Paragraph 12.6, or if any casualty or condemnation loss is more than $100,000, the amounts payable by Purchaser to Seller pursuant to Paragraph 2 shall be reduced to reflect the diminution in value resulting or expected to result from the casualty or condemnation, in which event Seller shall be entitled to retain any compensation, awards, insurance proceeds or other payment or relief resulting from such casualty or condemnation. If the parties cannot agree upon the extent of the diminution in value, the determination shall be made by an independent expert mutually agreed upon by the parties. If Purchaser elects to terminate this Agreement as a result of casualty, loss or condemnation pursuant to this Paragraph 12.6, the Timberland Agreement shall automatically terminate. If Purchaser elects to terminate the Timberland Agreement pursuant to Paragraph 17.1 of the Timberland Agreement, this

Agreement shall automatically terminate.

         13. CONDITIONS TO SELLER'S OBLIGATIONS. The obligations of Seller to perform this Agreement are subject to the satisfaction, in all material respects on or before the Closing Date, of each of the following conditions and any other conditions to Seller's obligations hereunder specified elsewhere in this Agreement, unless waived in writing by Seller in its sole discretion:

                  13.1 SIMULTANEOUS CLOSING. There being a simultaneous closing under the Timberland Agreement.

                  13.2 CONSENTS AND APPROVALS. Seller shall have received all requisite consents to and approvals of the execution, delivery and performance of this Agreement and the transactions contemplated hereby from Seller's and its affiliates' lenders.

                  13.3 NOTICE OF INTENT TO CLOSE THIRD-PARTY TRANSACTION. Seller shall have provided written notice to Purchaser of Seller's intent to close the acquisition of timberlands and associated facilities (referred to as the "Riverwood Acquisition") located in the southern United States; however, if Seller has provided Purchaser such written notice and Closing has occurred pursuant to this Agreement, and closing of the Riverwood Acquisition does not actually occur, Seller may rescind any Closing hereunder. In the event the closing of the Riverwood Acquisition does not occur on or before October 1, 1996, Seller may, in its discretion, extend this Agreement accordingly. In the event the Riverwood Acquisition does not close by December 31, 1996, or in the event Seller's contractual rights to close the Riverwood Acquisition terminate for any reason, this Agreement shall terminate.

                  13.4 MATERIAL INACCURACIES. Purchaser's representations and warranties shall be true and correct in all material respects on and as of the Closing Date and Purchaser shall have delivered a certificate to that effect at Closing.

                  13.5 PERFORMANCE OF OBLIGATIONS. Purchaser shall have performed all obligations required to be performed by it prior to the Closing Date under this Agreement.

                  13.6 SUITS, ACTIONS OR PROCEEDINGS. No suit, action, arbitration or other proceedings, shall be pending before any court or governmental agency which may result in the restraint or prohibition of the consummation of the transactions contemplated by this Agreement, and all governmental and regulatory approvals and clearances which are required to consummate such transactions shall have been received.

         14.      CLOSING.

                  14.1 PLACE OF CLOSING. The Closing of the transaction provided for in this Agreement shall be held at such time and place as the closing pursuant to the Timberland Agreement.

                  14.2 DELIVERIES AT CLOSING BY SELLER. At Closing, and upon receipt of payment of the consideration described in paragraph 2.3(a), Seller shall deliver to Purchaser the following executed and acknowledged documents:

                           (a) Deeds. Special warranty deed in substantially the
form attached hereto as SCHEDULE 14.2(A) conveying title to the Mill Real Property, subject to the Permitted Exceptions.

                           (b) Bill of Sale. A Bill of Sale (and assignment, as
appropriate) to all Mill Personal Property being transferred, in substantially the form attached hereto as SCHEDULE 14.2(B), together with executed certificates of title to all motor vehicles.

                           (c) Assignment of Mill Contracts and Mill Leases. An
Assignment and Assumption Agreement in substantially the form of SCHEDULE 14.2(C), assigning and transferring to Purchaser the Mill Contracts and the Mill Leases. Purchaser will execute such document at Closing.

                           (d) Assignment of Mill Access Rights and Easements.
An instrument assigning and transferring to Purchaser the Mill Access Rights and Easements.

                           (e) Nonforeign Affidavit. An affidavit, in
substantially the form of SCHEDULE 14.2(E), to the effect that Seller is not a foreign person as that term is used in section 1445 of the Internal Revenue Code.

                           (f) Authorization. A certified resolution of the
Board of Directors of the General Partner of Seller approving this transaction.

                  14.3 DELIVERIES AT CLOSING BY PURCHASER. At Closing, Purchaser shall deliver to Seller:

                           (a) Funds. Funds in the amount specified in Paragraph
2.3(a).

                           (b) Executed Counterparts. Executed counterparts of
the documents described in paragraph 14.2 which require Purchaser's signature.

                           (c) Authorization. A certified resolution of
Purchaser's Board of Directors approving this transaction.

                           (d) Documents. The documents required to be executed
by Purchaser pursuant to Paragraph 14.2.

                  14.4     PRORATIONS AND CLOSING COSTS.

                           (a) Seller shall pay the following costs and expenses
associated with the closing of the transactions contemplated hereunder:

                                    (i) Seller's portion of personal property
taxes and real property taxes, as prorated between the parties as of the Closing Date based upon the most recent tax information available;

                                    (ii) The cost of the standard owner's policy
or policies of title insurance;

                                    (iii) One-half of escrow fees;

                                    (iv) All transfer, excise, and recording
taxes or fees due on the conveyance; and

                                    (v) Insurance, water, and other utilities
constituting a lien, prorated as of the Closing Date.

                           (b) Purchaser shall pay the following costs and
expenses associated with the closing of the transactions contemplated hereunder:

                                    (i) Purchaser's portion of personal property
taxes and real property taxes, as prorated between the parties as of the Closing Date based upon the most recent tax information available;

                                    (ii) One-half of escrow fees; and

                                    (iii) Title insurance premium attributable
to extended coverage, if any, or any endorsements.

Except as otherwise provided in this Agreement, each party shall be responsible for the payment of costs incurred by said party in connection with the transactions contemplated by this Agreement. Purchaser shall reimburse Seller for all prepaid expenses of the Mill, including but not limited to loggers' advances and payments on account of stumpage contracts at Closing.

                  14.5 APPROVAL OF DOCUMENTS. The form and substance of all documents delivered hereunder by Seller shall be acceptable to counsel for Purchaser and the form and substance of all documents delivered hereunder by Purchaser shall be acceptable to counsel for Seller, both of whose acceptances will not be unreasonably withheld.

                  14.6     POST-CLOSING MATTERS.

                           (a) As soon as practicable following the Closing,
Purchaser shall deliver to Seller such information and data as Seller may reasonably request, including that required by Seller's customary tax and accounting questionnaires, in order to enable Seller to complete and file all federal and state forms which may be required to be filed by it and to otherwise enable Seller to satisfy its internal accounting, tax and other requirements.

                           (b) A clean cut-off of payroll and payroll tax
reporting with respect to the employees of the Mill will be made at the Closing Date with Seller paying over to the federal, state and city governments those amounts respectively withheld before the Closing Date. Seller also agrees to issue, by the date prescribed by Internal Revenue Service regulations, Forms W-2 for wages paid on or before the Closing Date.

                           (c) Purchaser shall provide to Seller, on or before
March 15th of each year, such information as Seller shall reasonably request (with due respect to the employees' right of confidentiality) regarding any former employee of Seller hired by Purchaser who remains covered under any of Seller's employee benefits.

         15.      ADDITIONAL POST-CLOSING MATTERS.

                  15.1 RECORDS RETENTION. After the Closing Date, Purchaser will preserve and will make available its books and records relating to Mill operations formerly conducted by Seller upon reasonable notice during normal business hours. Seller shall have the right to make extracts from and copies of any of such books and records, all on a confidential basis, provided however, that Seller may disclose such records, where appropriate, to governmental agencies. In addition, for a period of six (6) years after the Closing Date, Purchaser shall not destroy any of such books and records without first affording Seller a reasonable opportunity to make extracts from and copies of any such books and records prior to destruction.

                  15.2 TAX APPEALS. If any tax appeals result in refunds of taxes paid with respect to the Mill Assets for periods prior to Closing, those refunds shall belong to Seller. If an appeal is made that results in a refund or benefit to Purchaser, Purchaser shall pay for a portion of the appeal in the proportion which the refund and/or benefit received by Purchaser bears to the total tax refund and/or benefit resulting from the appeal. In no case shall Purchaser's share of the cost exceed the amount of the refund or benefit it receives. Seller shall continue to prosecute any pending property tax appeals relating to 1996 assessments to conclusion at the current level of litigation.

                  15.3 THIRD PARTY CONSENTS. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any Mill Contracts, Mill Leases or Mill Access Rights and Easements, if an assignment or transfer or an attempt to make such an assignment or transfer without the consent or approval of a third party would constitute a breach or violation thereof or affect adversely the rights of the Purchaser or Seller thereunder; and any transfer or assignment to the Purchaser by Seller of any interest under any of such Mill Contracts, Mill Leases, or Mill Access Rights and Easements that requires the consent or approval of such third party shall be made subject to such consent or approval being obtained. In the event any such consent or approval is not obtained on or prior to the Closing Date, the Seller shall continue to cooperate in all reasonable respects with the Purchaser in its efforts to obtain any such consent or approval after the Closing Date until such time as such consent or approval has been obtained, and the Seller will cooperate in all reasonable respects with the Purchaser in any lawful and economically feasible arrangement to provide that the Purchaser shall receive the interest of the Seller in the benefits under any of such Mill Contracts, Mill Leases or Mill Access Rights and Easements (except that any such arrangement shall not require performance by Seller as agent); provided that the Purchaser shall undertake to and shall pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent the Purchaser would have been responsible therefor if such consent or approval had been obtained.

                  15.4 DOMESTIC PROCESSING. Following Closing, Purchaser shall process logs at the Mill or delivered to the Mill pursuant to Mill Contracts within the United States and shall not export unfinished raw logs for processing outside of the United States.

                  15.5 HOME DEPOT AGREEMENT. Seller and Purchaser shall cooperate in good faith to satisfy Plum Creek Marketing, Inc.'s obligations under its various Consignment Agreements with Home Depot, Inc. utilizing lumber product manufactured at the Mill following Closing.

         16.      MISCELLANEOUS.

                  16.1 FURTHER ASSURANCES. If, at any time after the Closing Date, either party shall consider or be advised that any further instruments or assurances or any other things are necessary or desirable to carry out the terms of this Agreement, the other party shall execute and deliver all such instruments and assurances and do all things reasonably necessary and proper to carry out the terms of this Agreement.

                  16.2 INTEGRATION. Together with the Timberland Agreement, this Agreement and the documents delivered pursuant hereto contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior negotiations. None of the parties shall be bound by nor shall be deemed to have made any representations, warranties or commitments except those required to be made by the terms of this Agreement, or those which are contained herein or in the documents delivered pursuant hereto.

                  16.3 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, and all such counterparts together shall constitute one Agreement.

                  16.4 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any term or provision of this Agreement is so broad as to be invalid or unenforceable, the provision shall be interpreted to be only so broad as is valid or enforceable. Subject to the foregoing provisions of this paragraph 17.4, if any term or provision of this Agreement is invalid or unenforceable for any reason, such circumstances shall not have the effect of rendering such term or provision invalid or unenforceable in any other case or circumstance.

                  16.5 SUCCESSOR AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                  16.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Washington.

                  16.7 ASSIGNMENT; EXCHANGE. Seller may determine to complete this transaction as part of a Section 1031 tax-deferred exchange. Purchaser agrees to cooperate with Seller in documenting and completing such exchange by agreeing that Seller may transfer Seller's rights and obligations under this Agreement to Seller's Qualified Intermediary, Exchange Facilitator Corporation. Purchaser agrees to accept Exchange Facilitator Corporation as the assigned Seller of the Property described in this Agreement. Purchaser shall incur no additional expense or liability by such cooperation. Subject to the foregoing, neither party may assign its rights hereunder prior to the Closing without the prior written consent of the other, which may be withheld for any reason.

                  16.8 CAPTIONS AND PARAGRAPH HEADINGS. The headings used in this Agreement are for convenience only and shall not affect the construction of any of the terms of this Agreement.

                  16.9 NOTICES. Notices under this Agreement shall be in writing and shall be effective when actually delivered or three business days after being deposited in the United States' mails as certified mail return receipt requested, directed to the other party at the address set forth below or to such other address as the party may be given by telecopy or facsimile and shall be effective when received.

If to Seller:              Plum Creek Manufacturing, L.P.
                           999 Third Avenue, Suite 2300
                           Seattle, WA 98104
                           Attention: Rick R. Holley, President and CEO
                           Facsimile: (206) 467-3790

With Copy to:              Cairncross & Hempelmann, P.S.
                           701 Fifth Avenue, Suite 7000
                           Seattle, WA 98104
                           Attention: Daniel C. Vaughn, Esq.
                           Facsimile: (206) 587-2308

If to Purchaser:           Stimson Lumber Company
                           520 SW Yamhill Street, Suite 308
                           Portland, Oregon 97204-1326
                           Attention: Dan M. Dutton, President and CEO
                           Facsimile: (503) 222-2682

With Copy to:              Tonkon, Torp, Galen, Marmaduke & Booth
                           888 SW 5th Avenue. Suite 1600
                           Portland, Oregon 97204-2099
                           Attention: George C. Spencer, Esq.
                           Facsimile: (503) 274-8779

                  16.10 TIME IS OF THE ESSENCE. Time is of the essence of this Agreement.

                  16.11 SCHEDULES INCORPORATED. The following schedules attached or to be attached to this Agreement are incorporated herein by reference:

         1(f)              Excluded Assets
         1(k)              Mill Access rights and Easements
         1(m)              Mill Contracts
         1(n)              Mill Leases
         1(o)              Mill Personal Property
         1(p)              Mill Inventory
         1(q)              Mill Real Property
         2.3(b)            Inventory Valuation Procedures
         3.5               Violations or Conflicts
         3.7(a)            Schedule of Employees Earning in Excess of $60,000.00
                           Per Year
         3.7(b)            Employee Benefit Plans
         3.7(c)            Insurance Policies
         3.10              Exceptions to Environmental Matters
         3.11              Exceptions to Licenses, Franchises, Permits
         3.12              Litigation
         3.15              Notifications
         14.2(a)           Form of Deed
         14.2(b)           Form of Bill of Sale
         14.2(c)           Form of Assignment of Mill Contracts, Leases and
                           Permits and Assumption Agreement

         14.2(e)           Nonforeign Affidavit
         14.2(f)           Certified Board Resolution of Seller's General
                           Partner

If all of such schedules have not been prepared, initialed by both parties and attached hereto, at least five (5) days prior to Closing, either party hereto shall have the right to terminate this Agreement and following any such termination neither party shall have any further obligation under this Agreement.

                  16.12 COSTS AND EXPENSES. Each party to this Agreement shall pay its own costs and expenses (including, without limitation, the fees and expenses of its agents, representatives, counsel and accountants) incurred in connection with the closing of the transactions contemplated under this Agreement.

                  16.13 ATTORNEYS' FEES AND OTHER COSTS. If either party initiates any proceeding in law, equity or arbitration concerning this Agreement or any of its provisions, the party that substantially prevails in such proceeding shall be paid by the party not so prevailing therein all costs and expenses incurred in such proceeding, including reasonable attorneys' fees at the pretrial, trial and appellate levels as determined by the court or courts considering the matter.

         IN WITNESS WHEREOF, the parties have executed this instrument the day and year first above written.

SELLER:                           PLUM CREEK MANUFACTURING, L.P.

                                  By:  Plum Creek Management Company, L.P.
                                       Its General Partner

                                  By:   /s/ Diane M. Irvine
                                     ------------------------------------------
                                       Diane M. Irvine, Vice President and
                                       Chief Financial Officer

Attest:

By:   /s/ Sheri L. Ward
   -----------------------------------
      Sheri L. Ward, Manager Law and
      Assistant Secretary

PURCHASER:                             STIMSON LUMBER COMPANY

                                       By: /s/ Dan M. Dutton
                                          -------------------------------------
                                          Dan M. Dutton, President and CEO